Exhibit 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS FIRST QUARTER 2014 RESULTS AND
SUCCESSFUL INTEGRATION OF RUMSON-FAIR HAVEN BANK AND TRUST COMPANY

Cranbury NJ – April 29, 2014 –– 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company for 1ST Constitution Bank, reported first quarter 2014 net income of $642,000, or $0.09 per diluted share, compared to net income for the first quarter of 2013 of $1.3 million, or $0.22 per diluted share.  On February 7, 2014, the Company consummated its merger with the Rumson-Fair Haven Bank and Trust Company (“Rumson”) and during the first quarter of 2014 successfully integrated the operations of Rumson. The Company’s financial statements reflect the impact of the merger from February 7, 2014, which should be considered when comparing the first quarter 2014 results with the results of prior periods.

As a result of the merger, the Company incurred pretax merger-related expenses of $1.4 million (or $893,000 after taxes). Excluding after-tax merger-related expenses, net income for the first quarter of 2014 would have been $1.5 million, a 15.8% increase over net income in the first quarter of last year. On a diluted share basis, earnings would have been $0.22 in the first quarter of 2014 and equal to last year’s first quarter diluted earnings per share. At March 31, 2014, the Company’s book value and tangible book value per common share were $11.50 and $9.57, respectively.

Robert F. Mangano, President and Chief Executive Officer, said “While our current quarter results were adversely impacted by the recognition of a significant amount of merger-related expenses, we were pleased with our operating trends excluding these expected costs. The conversion of Rumson’s operating platform to ours was accomplished simultaneously with the closing of the transaction. This action, coupled with other efficiencies created by the merger, will permit the Company to realize the benefits of the combination from a revenue and expense point of view sooner than originally anticipated.”

Net interest income on a taxable equivalent basis was $7.2 million for the three months ended March 31, 2014, a 9.2% increase from the $6.6 million reported for the three months ended March 31, 2013, principally as a result of the merger and partly offset by a decline in mortgage warehouse lending activity.

The provision for loan losses for the first quarter of 2014 was $500,000, while no loan loss provision was recorded in the same quarter of 2013.  Net charge-offs for the three months ended March 31, 2014 were $514,000, compared to net charge-offs of $1.2 million for the same period of 2013.

At March 31, 2014, the allowance for loan losses was $7.0 million, unchanged from the level at December 31, 2013.  As a percent of total loans, the allowance was 1.32% at the end of the first quarter of 2014 and 1.89% at year end 2013.  The decrease in the allowance as a percent of total loans was primarily due to Rumson acquisition accounting, which required the Rumson loans to be recorded at their fair value and the elimination of the Rumson allowance for loan losses of $1.7 million. The fair value adjustment included a credit risk adjustment discount of $2.6 million, which was comprised of a non-accretable discount of $854,000 and an accretable discount of $1.8 million. At March 31, 2014, the balance of the credit risk fair value adjustment discount was $2.3 million.

Non-performing assets at March 31, 2014 were $9.6 million, compared to non-performing assets of $8.5 million at December 31, 2013.  Non-performing assets at March 31, 2014 included non-performing loans of $7.5 million and other real estate owned of $2.1 million; comparable amounts at December 31, 2013 were non-performing loans of $6.4 million and other real estate owned of $2.1 million.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier 1 capital, and leverage capital ratios were 14.34%, 13.27%, and 10.04%, respectively at March 31, 2014.

At March 31, 2014, total assets were $967.1 million, an increase of $224.8 million from total assets of $742.3 million at December 31, 2013. Deposits at March 31, 2014 were $839.0 million, up from $638.6 million in deposits at December 31, 2013.  The growth in both total assets and total deposits was primarily attributable to the Rumson acquisition.

The return on average assets and return on average equity were 0.30% and 3.43%, respectively, for the first quarter of 2014, compared to 0.65% and 8.20%, respectively for the same quarter of 2013.  Both the returns on average assets and on average equity were adversely affected by the Rumson merger related expenses.  Excluding these after-tax merger-related expenses, the return on average assets and the return on average equity would have been 0.71% and 8.21%, respectively, for the first quarter of 2014.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended
	March 31,
($ in thousands, except per share amounts)	2014	2013
Income Statement Data:
Interest income	$7,996	$7,472
Interest expense	1,099	1,147
Net interest income	6,897	6,325
Provision for loan losses	500	-
Net interest income after provision for loan losses	6,397	6,325
Non-interest income	1,637	1,608
Non-interest expenses	7,346	6,083
Income before income taxes	688	1,850
Income tax expense	46	525
Net income	$642	$1,325

Per Common Share Data: (1)
Earnings per common share - Basic	$0.09	$0.22
Earnings per common share - Diluted	0.09	0.22
Tangible book value per common share at the period-end	9.57	10.55
Average common shares outstanding:
Basic	6,756,782	5,895,763
Diluted	6,942,943	6,034,779

Net Income Excluding After-Tax Merger-Related Expenses: (2)
Net income	$642	$1,325
Add: Merger-related expenses after taxes	893	-
	$1,535	$1,325

Performance Ratios / Data:
Return on average assets	0.30%	0.65%
Return on average equity	3.43%	8.20%
Net interest income (tax-equivalent basis) (3)	$7,196	$6,589
Net interest margin (tax-equivalent basis) (4)	3.56%	3.53%
Efficiency ratio (5)	83.2%	74.2%

	March 31,	December 31,
	2014	2013
Balance Sheet Data:
Total Assets	$967,091	$742,325
Investment Securities	270,365	252,016
Loans	531,405	373,336
Loans held for sale	3,253	10,924
Allowance for loan losses	(7,031)	(7,039)
Goodwill and other intangible assets	13,674	4,889
Deposits	838,998	638,552
Shareholders' Equity	81,264	68,358

Asset Quality Data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	7,456	6,322
OREO property	2,136	2,136
Total non-performing assets	$9,592	$8,458

Net charge-offs	$(514)	$(1,189)
Allowance for loan losses to total loans	1.32%	1.89%
Non-performing loans to total loans	1.40%	1.69%
Non-performing assets to total assets	0.99%	1.14%

Capital Ratios:
1st Constitution Bancorp
Tier 1 leverage ratio	10.04%	10.89%
Tier 1 capital to risk weighted assets	13.27%	18.04%
Total capital to risk weighted assets	14.34%	19.29%
1st Constitution Bank
Tier 1 leverage ratio	9.77%	10.59%
Tier 1 capital to risk weighted assets	12.92%	17.55%
Total capital to risk weighted assets	13.99%	18.80%

(1)	Includes the effect of the 5% stock dividend paid January 31, 2013.
(2)
The Company has used the measure of net income excluding after-tax merger-related expenses, which is a non-GAAP performance measure.  Management believes that it is useful to calculate net income without the impact of expenses of the merger of 1st Constitution Bank and Rumson-Fair Haven Bank & Trust Company that are not part of the ordinary operations of the Company and make this measure comparable to prior-period net income.  The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.

(3)	The tax equivalent adjustment was computed using a Federal tax rate of 34% and was $299,000 and $264,000 for the three months ended March 31, 2014 and 2013, respectively.
(4)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(5)	Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.